Exhibit 99.1

DRAFT – GOAL TO RELEASE AT TUESDAY, NOVEMBER 26 @ 9AM ET

Shuttle Pharma Expands Patient Enrollment for Phase 2 Clinical Trial of Ropidoxuridine for Treatment of Patients with Glioblastoma as UVA Cancer Center Doses Its First Patient

GAITHERSBURG, Md., November 26, 2024 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), announced today first patient enrollment and dosing at the UVA Cancer Center in its Phase 2 Clinical Trial of Ropidoxuridine for the treatment of patients with glioblastoma. UVA is one of six cancer centers conducting the clinical trials. Shuttle Pharma previously announced the dosing of patients at Miami Cancer Institute, part of Baptist Health South Florida.

The Phase 2 trial will consist initially of 40 patients randomized into two different doses (20 @ 1,200 mg/day and 20 @ 960 mg/day) to determine an optimal dose. Once the Company determines the optimal dose, it will then add an additional 14 patients to the trial at the optimal dose allowing for the achievement of statistical significance with the end point being that of survival as compared to historical controls. The Phase 2 clinical trial will be conducted on the most aggressive brain tumors out there – IDH wild-type, methylation negative glioblastoma patients. This cohort of patients currently only have radiation as the standard of care, with more than half of the patients surviving for less than 12 months after diagnosis.

Ropidoxuridine (IPdR) is Shuttle Pharma’s lead candidate radiation sensitizer for use in combination with RT to treat brain tumors (glioblastoma), a deadly malignancy of the brain with no known cure. Shuttle Pharma previously received Orphan Drug Designation from the FDA, providing potential marketing exclusivity upon first FDA approval for treatment of the disease.

In addition to UVA Cancer Center, the Phase 2 trial is currently being conducted at Georgetown University Medical Center, John Theurer Cancer Center at Hackensack University Medical Center, Allegheny Health Network (AHN) Cancer Institute, and Miami Cancer Institute, part of Baptist Health South Florida.

“I am pleased with the progress being made to advance our Phase 2 trial of Ropidoxuridine for the treatment of patients with glioblastoma with the addition of the first patient being dosed at UVA Cancer Center. This is the second trial location announced to have treated patients,” commented Shuttle Pharma’s Chairman and CEO, Anatoly Dritschilo, M.D. “We have strategically aligned the trial with nationally recognized cancer centers across a variety of regions to treat patients with IDH wild-type, methylation negative glioblastoma, the target of the clinical trial. I look forward to the continued advancement of the trial as we look to leverage radiation sensitizers to increase cancer cure rates, prolong patient survival and improve quality of life for patients suffering from glioblastoma.”

An estimated 800,000 patients in the US are treated with radiation therapy for their cancers yearly. According to the American Cancer Society and the American Society of Radiation Oncologists, about 50% are treated for curative purposes and the balance for therapeutic care. The market opportunity for radiation sensitizers lies with the 400,000 patients treated for curative purposes, with this number expected to grow by more than 22% over the next five years.

More information about the Phase 2 study (NCT06359379) can be found at www.clinicaltrials.gov.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The reader is cautioned not to rely on such forward-looking statements. Such forward-looking statements relate to future events or our future performance. In evaluating these forward-looking statements, you should consider various factors, including our expectations regarding the success and/or completion of our Phase 2 clinical trials; our success in completing any newly initiated clinical trials, commence new trials and obtain regulatory approval following such trials; challenges and uncertainties inherent in product research and development; and the uncertainty regarding future commercial success. These and other factors may cause our actual results to differ materially from any forward-looking statements. Forward-looking statements are only predictions and actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, filed with the SEC on September 4, 2024, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com